Exhibit 99.1

Contacts:

John W. Smolak	Scott M. Tsujita
EVP CFO & Chief Admin Officer	VP Finance & Treasurer
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-4750	Phone: 602-504-5161
Email: jsmolak@hypercom.com	Email: stsujita@hypercom.com

HYPERCOM CORPORATION ANNOUNCES
THIRD-QUARTER 2003 FINANCIAL RESULTS

Highlights:

•	Net income of $4.2 million ($0.08 per share) exceeds street consensus estimate and prior year results

•	Sale of Golden Eagle Leasing net assets for $30 million cash effective October 1, 2003 to result in a fourth quarter net gain of $7 million

•	September 30 cash and short term investment balance of $51.1 million subsequently increased to over $80 million given net proceeds of the Golden Eagle disposition

•	Announced stock repurchase program authorizing repurchases of up to $10 million

PHOENIX, October 24, 2003-Hypercom Corporation (NYSE: HYC) a leading global supplier of electronic payment solutions, today announced financial results for the three months ended September 30, 2003.

The Company announced that third quarter net income exceeded both the street consensus estimate and prior year results. The Company reported net income of $4.2 million or $0.08 per share versus a street consensus estimate of $4.1 million. Prior year third quarter results reflect a net loss of $38.3 million or $-0.80 per share including special charges of $15.6 million related to restructuring activities and $20 million related to a deferred tax asset valuation allowance.

As previously disclosed, the Company sold its micro-ticket leasing business, Golden Eagle Leasing, for $30 million cash, effective October 1. The transaction and its resulting $7 million net gain on sale will be reflected in the Company’s fourth quarter results. However, in accordance with GAAP rules pertaining to the reporting of businesses held for sale, Golden Eagle’s current and prior period results have been reclassified to discontinued operations.

Income from continuing operations (primarily that of the Company’s core POS terminal and network systems business) of $5.4 million compared favorably to the $6.9 million loss recorded a year ago. The increase in profitability was achieved on net revenue of $60.2 million versus $58.0 million reported in the third quarter last year. Current period results, including improvements in gross profit margin and operating expenses, benefited from a transaction involving the sale of terminals that we had previously leased to a third party to derive rental income. The sale of these terminals contributed $2.4 million to both reported revenues and gross profit as the terminals were fully depreciated. Net profit was further improved year over year given the positive variance in the cost of foreign exchange. “Given our current year emphasis on profitability, I am pleased that our efforts to reduce product costs and operating expenses continue to yield bottom-line results in the face of difficult market conditions” stated Chris Alexander, Company Chairman and CEO.

The Company also reported income from discontinued operations of $1.0 million versus a loss of $13.0 million a year ago. The current third quarter result includes income from Golden Eagle Leasing of $1.9 million (on revenue of $5.4 million), offset in part by costs relating to the disposition of businesses included in the Company’s previously announced restructuring program.

The Company closed the quarter with a sales backlog of $69.9 million versus $83.3 million as of June 30, 2003 and $91.8 million as of September 30, 2002. Quarterly backlog fluctuates, in part, due to the timing of new annual contracts with significant customers.

The Company’s strong balance sheet continued to improve due to period results and the subsequent sale of Golden Eagle. At September 30, 2003 cash and short term investments totaled $51.1 million. With the sale of Golden Eagle, cash has increased to over $80 million. Net working capital was increased to $153.2 million, consistent with seasonal requirements. Long-term debt, comprised primarily of mortgage related financing, was reduced to $11.1 million and stockholders’ equity increased to $197.0 million as of September 30, 2003. During the quarter the Company strengthened reserves for accounts receivable, lease receivables, and inventories by an aggregate $1.7 million.

In consideration of the Company’s liquidity and strong financial position, the Company previously announced a share repurchase program of up to $10 million.

Operational Highlights

During the quarter the Company announced several new initiatives and collaborations related to its products including:

•	Announced new technology that supports MasterCard’s PayPass™ payment system. Terminals are equipped to receive payment details wirelessly, eliminating the need to swipe the card through a card reader. The technology is ideal for high volume merchants where speed is essential such as gas stations, movie theaters, and casual restaurants.

•	Announced a contract with a Chilean network provider of health system services for ICE terminals and BioPIN peripherals expected to result in sales of 12,000 terminal units by 2006. The terminals will be used to verify patient identity and eligibility for payments.

•	Announced a limited initial USA roll out of ICE terminals with BioPIN finger identity verification capability. The terminals will allow consumers to have the option to pay for goods and services with a mere touch of the finger, which authorizes payment to be made from a previously designated checking account.

•	Announced a contract with First National Bank of South Africa, a division of FirstRand Bank Ltd. and a leading South African Bank, for advanced networking technology and up to 5,000 EMV-certified ICE™ terminals.

FY 2003 Outlook

To reflect the recent sale of Golden Eagle, the Company has restated its previously provided forecast for fiscal year 2003.

					Reduction for
	Previous Forecast				Sale of Golden		Restated Forecast

Net Revenue	$249.0	—	$257.0	mm	$22.2	mm	$226.8	—	234.8	mm
Operating Income-Continuing Ops	$19.7	—	$22.0	mm	$7.4	mm	$12.3	—	14.6	mm
Adjusted EBITDA-Continuing Ops	$31.4	—	$32.7	mm	$10.1	mm	$21.3	—	22.6	mm

Forward guidance is predicated on a stable worldwide economy.

Hypercom’s conference call to discuss the financial results for the period ended September 30, 2003, will be held on Friday, October 24, 2003, at 11 a.m. EDT (8 a.m. Phoenix time). The conference call will be simultaneously webcast at Hypercom’s Web site, www.hypercom.com and will also be available after the call has concluded in the investor relations section under “audio.archive”.

About Hypercom (www.hypercom.com)

Celebrating 25 years of technology excellence, innovation and leadership, Hypercom Corporation is a leading global provider of electronic payment solutions that add value at the point-of-sale for consumers, merchants and acquirers, and yield increased profitability for its customers. Hypercom’s products include secure web-enabled information and transaction terminals that work seamlessly with its networking equipment and software applications for e-commerce, m-commerce, smart cards and traditional payment applications.

Hypercom’s widely-accepted Internet-enabled, consumer-activated and EMV-approved touch-screen ICE™ (Interactive Consumer Environment) information and transaction terminals enable acquirers and merchants to decrease costs, increase revenues and improve customer retention.

Headquartered in Phoenix, Arizona, Hypercom has shipped more than six million terminals in over 100 countries, which conduct over 10 billion transactions annually.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include, among other things, statements regarding the Company’s anticipated financial performance for the remainder of 2003, projections regarding future revenue, cost savings, operating profits, net income, cash flows, working capital, liquidity, compliance with the Company’s credit agreements, manufacturing capacity, introduction of new products and other matters. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom Corporation with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks related to our indebtedness and compliance with restrictions and financial covenants in our loan agreements; risks associated with restructuring our business operations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise this statement regarding forward-looking statements to reflect future developments. In addition, we do not undertake and specifically disclaim any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

The Company does not endorse any projections regarding future performance that may be made by third parties.

####

Hypercom is a registered trademark of Hypercom Corporation. ICE is a trademark of Hypercom.

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Net revenue	$60,175	$57,988	$168,871	$183,017
Costs and expenses:
Costs of revenue	34,696	38,325	99,551	113,413
Research and development	5,684	6,415	17,919	18,758
Selling, general and administrative	14,347	15,744	44,111	44,803
Restructuring charges	—	4,434	—	4,434

Total costs and expenses	54,727	64,918	161,581	181,408

Income (loss) from continuing operations	5,448	(6,930)	7,290	1,609
Interest income	64	171	211	210
Interest expense	(647)	(757)	(1,782)	(3,485)
Loss on early extinguishment of debt	—	—	—	(2,618)
Other income (expense)	(1)	116	(90)	495
Foreign currency loss	(914)	(1,934)	(1,860)	(5,713)

Income (loss) before income taxes, discontinued operations, and cumulative effect of change in accounting principle	3,950	(9,334)	3,769	(9,502)
Provision for income taxes	(738)	(15,935)	(2,376)	(15,811)

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	3,212	(25,269)	1,393	(25,313)
Income (loss) from discontinued operations, net of $4.7 and $4.0 million tax expense for the three and nine months ended September 30, 2002, respectively	956	(13,005)	1,239	(15,227)
Cumulative effect of change in accounting principle	—	—	—	(21,766)

Net income (loss)	$4,168	$(38,274)	$2,632	$(62,306)

Basic and diluted income (loss) per share:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$0.06	$(0.53)	$0.03	$(0.56)
Income (loss) from discontinued operations	0.02	(0.27)	0.02	(0.33)
Cumulative effect of change in accounting principle	—	—	—	(0.48)

Basic and diluted income (loss) per share	$0.08	$(0.80)	$0.05	$(1.37)

Adjusted EBITDA:
Adjusted EBITDA from continuing operations	$7,606	$(874)	$13,961	$13,585
Adjusted EBITDA from discontinued operations	1,915	1,159	4,704	1,239

Total adjusted EBITDA	$9,521	$285	$18,665	$14,824

Adjusted EBITDA per basic share	$0.19	$0.01	$0.38	$0.33
Adjusted EBITDA per diluted share	$0.19	$0.01	$0.38	$0.31
Basic shares outstanding	49,811	47,982	48,901	45,512
Diluted shares outstanding	51,243	49,835	49,757	48,483
Capital Expenditures	$472	$556	$3,316	$5,214

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	For the Quarter Ended

	March 30, 2003	June 30, 2003	September 30, 2003

Net revenue	$49,796	$58,899	$60,175
Costs and expenses:
Costs of revenue	29,876	34,979	34,696
Research and development	5,813	6,422	5,684
Selling, general and administrative	15,055	14,708	14,347

Total costs and expenses	50,744	56,109	54,727

Income (loss) from continuing operations	(948)	2,790	5,448
Interest income	50	97	64
Interest expense	(592)	(544)	(647)
Other income (expense)	(157)	68	(1)
Foreign currency loss	(463)	(483)	(914)

Income (loss) before income taxes and discontinued operations	(2,110)	1,928	3,950
Provision for income taxes	(690)	(952)	(738)

Income (loss) before discontinued operations	(2,800)	976	3,212
Income (loss) from discontinued operations	770	(484)	956

Net income (loss)	$(2,030)	$492	$4,168

Basic and diluted income (loss) per share:
Income (loss) before discontinued operations	$(0.06)	$0.02	$0.06
Income (loss) from discontinued operations	0.02	(0.01)	0.02

Basic and diluted income (loss) per share	$(0.04)	$0.01	$0.08

Adjusted EBITDA:
Adjusted EBITDA from continuing operations	$1,270	$5,084	$7,606
Adjusted EBITDA from discontinued operations	1,448	1,344	1,915

Total adjusted EBITDA	$2,718	$6,428	$9,521

Adjusted EBITDA per basic and diluted share	$0.06	$0.13	$0.19

Basic shares outstanding	48,043	48,829	49,811
Diluted shares outstanding	48,723	49,966	51,243

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

(amounts in thousands)	September 30, 2003	December 31, 2002
	(unaudited)

ASSETS
Cash and cash equivalents	$41,089	$23,069
Restricted cash	—	6,777
Short-term investments	10,000	—
Accounts receivable, net	58,341	54,320
Current portion of net investment in direct financing leases	—	11,812
Current portion of net investment in sales-type leases	11,918	9,774
Inventories, net	43,920	46,406
Income tax receivable	—	9,118
Prepaid income taxes	566	425
Prepaid expenses & other current assets	15,077	16,544
Long-lived assets held for sale	850	660
Assets of discontinued operations held for sale	21,816	8,834

Total current assets	203,577	187,739
Property, plant and equipment, net	28,740	30,214
Net investment in direct financing leases	—	15,392
Net investment in sales-type leases	14,606	11,213
Intangible assets, net	3,724	4,633
Other long-term assets	8,824	10,812

Total assets	$259,471	$260,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$23,359	$20,553
Accrued payroll and related expenses	6,679	6,419
Accrued sales and other taxes	5,356	7,187
Accrued liabilities	9,031	6,572
Deferred revenue	1,782	1,999
Income taxes payable	2,127	1,707
Current portion of long-term debt	1,396	13,331
Liabilities of discontinued operations held for sale	555	649

Total current liabilities	50,285	58,417
Long-term obligations	12,200	12,471

Total liabilities	62,485	70,888
Stockholders’ equity	196,986	189,115

Total liabilities and stockholders’ equity	$259,471	$260,003

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

(amounts in thousands)
	Three-Months Ended	Nine-Months Ended
	September 30, 2003	September 30, 2003

Cash flows from operating activities:
Net income from continuing operations	$3,212	$1,393
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred financing costs	225	673
Depreciation/Amortization	2,159	6,761
Bad debt expense	201	1,249
Provision for losses on sales-type leases	391	705
Provision for excess and obsolete inventory	1,067	3,081
Foreign currency loss	914	1,860
Other	(4)	(14)
Changes in operating assets and liabilities	(9,199)	871

Net cash (used in) provided by operating activities	(1,034)	16,579

Cash flows from investing activities:
Proceeds from the sale of Horizon	4,039	4,039
Purchases of marketable securities	(10,000)	(10,000)
Acquisition of other assets	(339)	(1,035)
Purchase of property, plant, & equipment	(472)	(3,316)

Net cash (used in) provided by investing activities	(6,772)	(10,312)

Cash flows from financing activities:
Repayment of bank notes payable and other debt instruments	(361)	(1,089)
Advances to discontinued operations	(1,802)	(1,000)
Proceeds from issuance of common stock	211	5,240

Net cash (used in) provided by financing activities	(1,952)	3,151

Effect of exchange rate changes on cash	54	466

Net (decrease) increase in cash flows from continuing operations	(9,704)	9,884
Net increase in cash flows from discontinued operations	3,647	8,136
Cash & cash equivalents, beginning of period	47,146	23,069

Cash & cash equivalents, end of period	$41,089	$41,089

Note 1: Discontinued Operations

The Company sold its direct finance lease subsidiary, Golden Eagle, effective October 1, 2003. As a result, the net operating results of Golden Eagle are reported within discontinued operations for the three and nine months ended September 30, 2003 and 2002. Net revenue and operating income for Golden Eagle were as follows (amounts in thousands):

	Three Months Ended		Nine Months Ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Net revenues	$5,374	$6,062	$16,777	$19,653
Operating income	1,886	833	5,574	1,233

The assets and liabilities of Golden Eagle are separately reported in the balance sheet under the captions “Assets of discontinued operations held for sale” and “Liabilities of discontinued operations held for sale”. The Company estimates that it will record a gain, net of severance and other exit costs, of approximately $7.0 million during the fourth quarter of 2003, in association with the sale of Golden Eagle.

In addition, the Company sold its last remaining operating unit initially held for sale during the third quarter of 2002. In connection with that sale and other final close down activities associated with the Company’s discontinued operations, the Company recorded net losses of $930K in discontinued operations during the quarter ended September 30, 2003. Substantially all close down and exit activities for the discontinued operations, apart from Golden Eagle, were complete as of September 30, 2003.

Note 2: Reconciliation of Non-GAAP Measures:

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Corporation has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA is presented in the earnings release because management believes that it is of interest to its investors. The Corporation defines adjusted EBITDA as earnings before interest, income taxes, depreciation, and amortization, adjusted to exclude foreign currency gains and losses, and certain other material non-cash unusual or infrequently occurring items. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered as a substitute for net income or loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs.

Below is a reconciliation of income before taxes, discontinued operations, and cumulative effect of change in accounting principle to adjusted EBITDA from continuing operations (amounts in thousands):

	Three Months Ended		Nine Months Ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Adjusted EBITDA from continuing operations:
Income (loss) before income taxes, discontinued operations, and cumulative effect of change in accounting principle	$3,950	$(9,334)	$3,769	$(9,502)
Noncash restructuring expense	—	3,572	—	3,572
Depreciation expense	1,645	1,569	4,823	5,604
Amortization expense	514	798	1,938	2,304
Foreign currency loss	914	1,934	1,860	5,713
Loss on early extinguishment of debt	—	—	—	2,618
Interest	583	587	1,571	3,276

Adjusted EBITDA from continuing operations	$7,606	$(874)	$13,961	$13,585

     Below is a reconciliation of the loss from discontinued operations to adjusted EBITDA from discontinued operations (amounts in thousands):

	Three Months Ended		Nine Months Ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Adjusted EBITDA from discontinued operations:
Income (loss) from discontinued operations	$956	$(13,005)	$1,239	$(15,227)
Income tax expense	—	4,693	—	3,950
Noncash asset write-downs	300	8,044	1,363	8,044
Depreciation expense	460	261	1,076	866
Amortization expense	—	662	—	1,899
Foreign currency (gain) loss	(52)	(106)	70	(295)
Interest	251	610	956	2,002

Adjusted EBITDA from discontinued operations	$1,915	$1,159	$4,704	$1,239